Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2013 Equity Incentive Plan of Cray Inc. of our reports dated February 28, 2013, relating to our audits of the consolidated financial statements and the effectiveness of the internal control over financial reporting of Cray Inc. and Subsidiaries appearing in the Annual Report on Form 10-K of Cray Inc. for the year ended December 31, 2012.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

June 13, 2013